                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2


                                (Amendment No. 1)


                           Ikanos Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     45173E
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [x]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45173E


--------------------------------------------------------------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock X Limited Partnership
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                               Delaware
--------------------------------------------------------------------------------

                      5.   Sole Voting Power                        -See Item 5-
Number of Shares      ----------------------------------------------------------
Beneficially
Owned by Each         6.   Shared Voting Power                      -See Item 5-
Reporting Person      ----------------------------------------------------------
With:
                      7.   Sole Dispositive Power                   -See Item 5-
                      ----------------------------------------------------------

                      8.   Shared Dispositive Power                 -See Item 5-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person   -See Item 5-
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)              -See Item 5-
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)                              PN
--------------------------------------------------------------------------------


                                Page 2 of 9 pages

CUSIP No. 45173E


--------------------------------------------------------------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock X-A Limited Partnership
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                               Delaware
--------------------------------------------------------------------------------

                     5.   Sole Voting Power                         -See Item 5-
Number of Shares     -----------------------------------------------------------
Beneficially
Owned by Each        6.   Shared Voting Power                       -See Item 5-
Reporting Person     -----------------------------------------------------------
With:
                     7.   Sole Dispositive Power                    -See Item 5-
                     -----------------------------------------------------------

                     8.   Shared Dispositive Power                  -See Item 5-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person   -See Item 5-
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)              -See Item 5-
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)                              PN
--------------------------------------------------------------------------------


                                Page 3 of 9 pages

CUSIP No. 45173E


--------------------------------------------------------------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock X GP Limited Partnership
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                               Delaware
--------------------------------------------------------------------------------

                     5.   Sole Voting Power                         -See Item 5-
Number of Shares     -----------------------------------------------------------
Beneficially
Owned by Each        6.   Shared Voting Power                       -See Item 5-
Reporting Person     -----------------------------------------------------------
With:
                     7.   Sole Dispositive Power                    -See Item 5-
                     -----------------------------------------------------------

                     8.   Shared Dispositive Power                  -See Item 5-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person   -See Item 5-
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)              -See Item 5-
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)                              PN
--------------------------------------------------------------------------------


                                Page 4 of 9 pages

CUSIP No. 45173E


--------------------------------------------------------------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     William W. Helman
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization                          United States
--------------------------------------------------------------------------------

                     5.   Sole Voting Power                         -See Item 5-
Number of Shares     -----------------------------------------------------------
Beneficially
Owned by Each        6.   Shared Voting Power                       -See Item 5-
Reporting Person     -----------------------------------------------------------
With:
                     7.   Sole Dispositive Power                    -See Item 5-
                     -----------------------------------------------------------

                     8.   Shared Dispositive Power                  -See Item 5-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person   -See Item 5-
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)              -See Item 5-
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)                              IN
--------------------------------------------------------------------------------


                                Page 5 of 9 pages

CUSIP No. 45173E


Item 1(a)          Name of Issuer:

                   Ikanos Communications, Inc.

Item 1(b)          Address of Issuer's Principal Executive Offices:

                   47669 Fremont Boulevard
                   Fremont, CA 94538

Item 2(a)          Name of Person Filing:

                   Greylock X Limited Partnership ("GXLP"); Greylock X-A Limited Partnership ("GXALP"), Greylock X GP Limited Partnership ("GXGPLP") the General Partner of GXLP and GXALP; William W. Helman , the Managing Partner of GXGPLP ("Managing Partner").

Item 2(b)          Address of Principal Business Office or, if None, Residence:

                   The address of the reporting persons is:

                   880 Winter Street
                   Waltham, Massachusetts 02451

Item 2(c)          Citizenship:

                   GXLP is a limited partnership organized under the laws of the State of Delaware. GXALP is a limited partnership organized under the laws of the State of Delaware. GXGPLP is a limited partnership organized under the laws of the state of Delaware. Mr. Helman is a citizen of the United States.

Item 2(d)          Title of Class of Securities:

                   Common Stock, par value $.001 per share (the "Common Stock").

Item 2(e)          CUSIP Number:

                   45173E

Item 3             Description of Person Filing:

                   Not applicable.

Item 4             Ownership:

                   (a)      Amount Beneficially Owned:

                            See Item 5

                   (b)      Percent of Class:

                            GXLP:         See Item 5
                            GXALP:        See Item 5
                            GXGPLP:       See Item 5
                            Mr. Helman:   See Item 5


                                Page 6 of 9 pages

CUSIP No. 45173E


                   (c)      Number of Shares as to which the Person has:

                            (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                            See Item 5

Item 5             Ownership of Five Percent or Less of a Class:

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6             Ownership of More than Five Percent on Behalf of Another
                   Person:

                   Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                   Company:

                   Not applicable.

Item 8             Identification and Classification of Members of the Group:

                   Not applicable.

Item 9             Notice of Dissolution of Group:

                   Not applicable.

Item 10            Certification:

                   Not applicable.


                                Page 7 of 9 pages

CUSIP No. 45173E


                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2007.


                                    GREYLOCK X LIMITED PARTNERSHIP

                                    By:  Greylock X GP Limited Partnership
                                         General Partner



                                         By: /s/ William W. Helman
                                             -----------------------------------
                                             William W. Helman
                                             Managing  Partner


                                    GREYLOCK X-A LIMITED PARTNERSHIP

                                    By:  Greylock X GP Limited Partnership
                                         General Partner

                                    By: /s/ William W. Helman
                                        ----------------------------------------
                                        William W. Helman
                                        Managing Partner


                                    GREYLOCK X GP LIMITED PARTNERSHIP

                                    By: /s/ William W. Helman
                                        ----------------------------------------
                                        William W. Helman, Managing Partner



                                    /s/ William W. Helman
                                    --------------------------------------------
                                    William W. Helman



                                Page 8 of 9 pages

CUSIP No. 45173E


                                                                  Exhibit I

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Ikanos Communications, Inc.

         EXECUTED as a sealed instrument this 14th day of February, 2007.

                                    GREYLOCK X LIMITED PARTNERSHIP

                                    By:  Greylock X GP Limited Partnership
                                         General Partner



                                         By: /s/ William W. Helman
                                             -----------------------------------
                                             William W. Helman
                                             Managing  Partner


                                    GREYLOCK X-A LIMITED PARTNERSHIP

                                    By:  Greylock X GP Limited Partnership
                                         General Partner

                                    By: /s/ William W. Helman
                                        ----------------------------------------
                                        William W. Helman
                                        Managing Partner


                                    GREYLOCK X GP LIMITED PARTNERSHIP

                                    By: /s/ William W. Helman
                                        ----------------------------------------
                                        William W. Helman, Managing Partner




                                   /s/ William W. Helman
                                   ---------------------------------------------
                                   William W. Helman



                                Page 9 of 9 pages